Exhibit 10.1

Agreement

THIS AGREEMENT is made this 5th day of  November, 2009 (“Effective Date”) by and between IMedicor, Inc, a Nevada Corporation whose address is 523 Avalon Gardens Drive, Nanuet, New York 10954, USA ("IMedicor") and Direct Medical Solutions Corp, A Connecticut Corporation  whose address is  5 Colby Way, Avon, CT 06001 (the “Direct Medical”).
WITNESSETH:

WHEREAS, iMedicor is a secure, HIPAA compliant online portal that creates a virtual healthcare community amongst physicians and other medical professionals for the purpose of real-time Health Information Exchange. Physicians are provided with free, secure HIPPA compliant transport accounts, similar to e-mail, that enable them to share personal health information with other participating physicians;

WHEREAS, Direct Medical represents products and services for the medical industry that: Generate Additional Revenue Streams; Provide Cost Savings and Streamline Workflow; Help Patients Save Time, Money and Doctors Achieve Better Outcomes; and Assist Physicians and Medical Practices to find ways to Enhance Patient Satisfaction;

WHEREAS, both parties are interested in forming a strategic and marketing alliance beneficial to both organizations.

NOW, THEREFORE, for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. OBLIGATIONS OF THE PARTIES

A.           Direct Medical will actively market membership / enrollments into iMedicor throughout their network Key benefits to enrolling participants will be, but not limited to:

a.           HIPAA Compliant secure transport network for the movement of digital medical records and images;
b.           The ability to create an individual community, access other communities, expand peer collaboration and referral networking; and
c.           Access to educational resources as certified CME, non-CME or product specific educational resources.

B.           iMedicor will actively promote membership in Direct Medical throughout its network the enrollment process will consist of:

a.           Direct link from your web site to iMedicor registration page, tagging the doctor as your lead;
b.           Direct link from a doctor to a registration page that will designate the doctor as your lead;
c.           Registration can be by individual doctor, groups, organizations etc, all will be tagged as your lead;
d.           Revenue share will be in perpetuity for as long as our contract is in place. In the event that for any reason we cancel the contract on either part, revenue share will continue for one year after the cancellation date. In the event that your business files for bankruptcy or ceases to operate for any reason the revenue share will crease immediately;
e.           There are no exclusive arrangements with iMedicor; and
f.           The term of all agreements are two years with automatic one year renewals.

C.           iMedicor will provide complete on-line training to Direct Medical sales people in regard to the features and functions of the iMedicor social Community Portal and Personal Health Information Exchange. During the training process we will identify the registration process, the identification and organization of the lead system, identification of revenue, commission’s reports and payment procedures.

D.           IMedicor’s revenue model is to charge Pharma or other industry related sponsors a fee per qualified click through interaction (Deliver content, order samples, set appointment with a rep, speak to higher authorities with technical or medical questions). In addition, in certain instances, iMedicor generates revenue through revenue sharing; upgrade services, special events and other means as identified from time to time.

E.           iMedicor would ask for a mirror for any activity initiated from iMedicor through its network that would generate revenue through Direct Medical products, services or sponsored ships and / or marketing and sales programs introduced through Direct Medical and its associated organizations to the iMedicor network. Revenue sharing to be determined, but should be reflective of a mirror image of the revenue share offered by iMedicor to Direct Medical.

2. COMPENSATION

Every registration into iMedicor system through the direct efforts of Direct Medical will be tagged as coming through the Direct Medical organization. Revenue generated through that registration will earn Direct Medical 17% of the revenue received by iMedicor though sales Direct Medical Customers. In addition, every registration into the Direct Medical system through the direct efforts of iMedicor will be tagged as coming through the iMedicor organization. Revenue generated through that registration will earn iMedicor 17% of the revenue received by Direct Medical though sales iMedicor Customers.

Direct Medical shall pay to IMedicor, on a monthly basis (on or about the 15th day), compensation due, if any, pursuant to this paragraph 2.  Commission shall only be paid on amounts which have actually been collected or received by Direct Medical from IMedicor Clients during the preceding month.  A statement reflecting the full amounts collected by Direct Medical in connection with sales of its products and services to IMedicor Clients, and as well as any set-offs during the preceding quarter shall accompany Direct Medical monthly payments to IMedicor.  In addition, Direct Medical will provide to IMedicor a quarterly statement of all monies received in connection with such sales of its products and services to IMedicor Clients during the preceding quarter.

Direct Medical shall maintain accurate and complete records and accounting books with regard to the commissions due under this Agreement to IMedicor, including, without limitation, all information needed to compute and verify the amounts payable to IMedicor hereunder.  During the term of this Agreement, but not later than the date that is two (2) years following the termination or expiration of the term of this Agreement, upon reasonable advance written notice, and at IMedicor sole cost and expense subject to the last sentence of this paragraph, IMedicor will have the right to examine, or appoint a third party auditor to examine, those books and records at any time during Direct Medical’s normal business hours at the place where such books and records are normally maintained.  Direct Medical will reasonably cooperate with IMedicor representatives to insure compliance with the foregoing.  In the event an examination of Direct Medical’s books and records reveals a deficiency in payments paid to IMedicor of ten percent (10%) or more of the total amount accounted to IMedicor during the period of the audit, Direct Medical shall pay the underpayment and interest at rate of 6% from the date the Commission due to IMedicor under this Agreement.

iMedicor shall pay to Direct Medical, on a monthly basis (on or about the 15th day), compensation due, if any, pursuant to this paragraph 2.  Commission shall only be paid on amounts which have actually been collected or received by iMedicor from Direct Medical Clients during the preceding month.  A statement reflecting the full amounts collected by iMedicor in connection with sales of its products and services to Direct Medical Clients, and as well as any set-offs during the preceding quarter shall accompany iMedicor monthly payments to Direct Medical.  In addition, iMedicor will provide to Direct Medical a quarterly statement of all monies received in connection with such sales of its products and services to Direct Medical Clients during the preceding quarter.

iMedicor shall maintain accurate and complete records and accounting books with regard to the commissions due under this Agreement to Direct Medical, including, without limitation, all information needed to compute and verify the amounts payable to Direct Medical hereunder.  During the term of this Agreement, but not later than the date that is two (2) years following the termination or expiration of the term of this Agreement, upon reasonable advance written notice, and at Direct Medical sole cost and expense subject to the last sentence of this paragraph, Direct Medical will have the right to examine, or appoint a third party auditor to examine, those books and records at any time during iMedicor’s normal business hours at the place where such books and records are normally maintained.  iMedicor will reasonably cooperate with Direct Medical representatives to insure compliance with the foregoing.  In the event an examination of iMedicor’s books and records reveals a deficiency in payments paid to Direct Medical of ten percent (10%) or more of the total amount accounted to Direct Medical during the period of the audit, iMedicor shall pay the underpayment and interest at rate of 6% from the date the Commission due to Direct Medical under this Agreement.

3. TERM

This Agreement shall commence on the Effective Date of this Agreement and shall remain in effect for a period of 2 years (“Initial Term”). Thereafter, this Agreement shall be renewed automatically on an annual basis, unless one party notifies the other of its desire to terminate this Agreement at least sixty 90 days prior to the expiration of the Initial Term or then current renewal term, as applicable, or unless a new Agreement is signed between the Direct Medical and IMedicor which will then invalidate this Agreement.

4. INTELLECTUAL PROPERTY

Each party shall exclusively own its respective trademarks and service marks, copyrights, trade secrets, and patents (collectively, the "Intellectual Property") and will not have any claim or right to the other party’s Intellectual Property  by virtue of this Agreement or the performance of services hereunder. Neither party will take any action or make any claim to any Intellectual Property belonging to the other party, whether during the Term of this Agreement or thereafter.

5. TERMINATION

A. Termination Without Cause.  Both parties may terminate this Agreement upon ninety (“90”) days written notice to the other party at the address stated in this Agreement.

B.  Both parties shall have the right to include this Agreement as an asset of their Company.

C. Upon termination of this Agreement for any reason whatsoever, both parties shall have the right to remove any references to the other party from any of its materials and/or websites as well as be authorized to notify their customers of said termination without penalty and/or recourse by the other party if only if said notification contains no disparaging or disrespectful comments concerning the other party.

6. REPRESENTATIONS AND WARRANTIES

A. Each party represents and warrants that it has the right, title, interest and authority to enter into this Agreement and to fully perform its obligations hereunder, and that the rights granted hereunder shall not violate the rights of any third party. Each party represents and warrants that its conduct hereunder shall conform to all applicable federal, state and local law and regulation.

B.  Both parties will not have liability for any damages other than direct damages. Both parties  DO NOT MAKE ANY WARRANTY REGARDING THE QUALITY OF ITS SERVICES. Both parties DO NOT MAKE ANY WARRANTY THAT ALL ERRORS OR FAILURES IN ITS WEBSITES WILL BE CORRECTED.  Both parties EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. BEYOND THE WARRANTIES CONTAINED IN THIS PARAGRAPH, Both parties DO  NOT WARRANT THAT their SITES ARE ERROR-FREE OR THAT OPERATION OF their SITES WILL BE SECURE OR UNINTERRUPTED. THESE LIMITATIONS SHALL SURVIVE AND APPLY NOTWITHSTANDING THE VALIDITY OF THE LIMITED REMEDIES PROVIDED FOR IN THIS AGREEMENT.

7. INDEMNITY

Notwithstanding anything to the contrary herein, Direct Medical shall indemnify, defend and hold harmless IMedicor, its officers, directors, shareholders, employees, parent and affiliate entities, agents and representatives, against all damages, claims, liabilities, losses and other expenses, including without limitation, reasonable attorney fees and costs, whether or not a lawsuit or other proceedings is filed, that in any way arise out of or related to: (a) any claim against IMedicor arising out of any breach of any covenants, warranties, representations and agreements made by Direct Medical to any third party and/or (b) Direct Medical's material breach of any provision of this Agreement; (c) the grossly negligent or willful acts or omissions of Direct Medical; and/or (d) any claim by any party based on Direct Medical’s Products failing to operate and/or function in any manner so advertised by Direct Medical and/or its agents. In the event that Direct Medical fails to promptly indemnify and defend such claims and/or pay expenses as provided above, IMedicor shall have the right to defend itself and Direct Medical shall reimburse IMedicor for all of its reasonable attorneys' fees, costs and damages incurred in settling or defending such claims within sixty (60) days of IMedicor’ request for same.

Notwithstanding anything to the contrary herein, IMedicor shall indemnify, defend and hold harmless Direct Medical, its officers, directors, shareholders, employees, parent and affiliate entities, agents and representatives, against all damages, claims, liabilities, losses and other expenses, including without limitation, reasonable attorney fees and costs, whether or not a lawsuit or other proceedings is filed, that in any way arise out of or related to: (a) any claim against Direct Medical arising out of any breach of any covenants, warranties, representations and agreements made by IMedicor to any third party and/or (b) IMedicor material breach of any provision of this Agreement; (c) the grossly negligent or willful acts or omissions of IMedicor; and/or (d) any claim by any party based on IMedicor Products failing to operate and/or function in any manner so advertised by IMedicor and/or its agents. In the event that IMedicor fails to promptly indemnify and defend such claims and/or pay expenses as provided above, Direct Medical shall have the right to defend itself and IMedicor shall reimburse Direct Medical for all of its reasonable attorneys' fees, costs and damages incurred in settling or defending such claims within sixty (60) days of Direct Medical’ request for same.

8. NO JOINT VENTURE

Nothing in the Agreement shall be deemed to constitute, create, give effect to or otherwise recognize a partnership, joint venture or formal business entity of any kind; and the rights and obligations of the Parties shall be limited to those expressly set forth herein. No Party is granted any right or authority to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, another Party or to bind another in any matter or thing whatsoever.

9. CONFIDENTIALITY

A. "Confidential Information" as used in this Agreement shall mean any and all technical and non-technical information including but not limited to patent, copyright, trade secret, and proprietary information, techniques, sketches, drawings, models, inventions, know-how, processes, apparatus, equipment, algorithms, software programs, software source documents, and formulae related to the current, future, and proposed products and services of IMedicor and its affiliates, and includes, without limitation, IMedicor and its affiliates information concerning research, experimental work, development, design details and specifications, engineering, financial information, procurement requirements, purchasing, manufacturing, Direct Medical lists, business forecasts, sales and merchandising, and marketing plans and information.  "Confidential Information" also includes proprietary and/or confidential information of any third party that may disclose such information to Direct Medical in the course of IMedicor’ business. All Confidential Information disclosed both orally and in writing by the disclosing party ("Discloser") will be considered Confidential Information by the receiving party ("Recipient") and subject to terms of this Agreement, even if such information is not conspicuously designated as "Confidential" or even when provided orally and not identified as confidential at the time of disclosure.

B. All Confidential Information disclosed both orally and in writing by either party will be considered Confidential Information by Direct Medical and subject to terms of this Agreement, even if such information is not conspicuously designated as "Confidential" or even when provided orally and not identified as confidential at the time of disclosure.

C. Direct Medical acknowledges that Discloser has over many years devoted substantial time, effort and resources to developing Discloser’s trade secrets and its other confidential and proprietary information, as well as Discloser’s relationships with Direct Medicals, suppliers, employees and others doing business with Discloser; that such relationships, trade secrets and other information are vital to the successful conduct of Discloser’ business in the future; that Discloser, in the furtherance of its business, is providing Recipient with the opportunity and support necessary to them to establish personal and professional relationships with Direct Medicals, suppliers, employees and others having business relationships with Discloser and is affording Recipient access to Discloser’ trade secrets and other confidential and proprietary information; that because of the opportunities and support so provided to Recipient and because of Recipient's access to Discloser’ confidential information and trade secrets, Recipient would be in a unique position to divert business from Discloser and to commit irreparable damage to Discloser were Recipient to be allowed to compete with Discloser or to commit any of the other acts prohibited by this Section 9 of the Agreement; that the enforcement of the restrictive covenants against Recipient would not impose any undue burden upon Recipient; that none of the restrictive covenants is unreasonable as to period or geographic area; and that the ability to enforce the restrictive covenants against Recipient is a material inducement to the decision of Discloser to consummate this Agreement

D. Recipient hereby agrees that it will not make use of, disseminate, or in any way disclose any Confidential Information of Discloser to any person, firm, or business, except to the extent necessary for negotiations, discussions, and consultations with personnel and/or authorized representatives of Discloser, any purpose of Discloser authorized by this Agreement and any purpose Discloser may hereafter authorize in writing. Recipient hereby also agrees that it will use the Confidential Information disclosed by Recipient for informational purposes only. Recipient hereby further agrees that it shall not use the Confidential Information of Recipient in the production and/or the providing of any products and/or services now or in anytime in the future.

E. Recipient agrees that it shall treat all Confidential Information of Recipient with the same degree of care as it accords to its own Confidential Information, and Recipient represents that it exercises reasonable care to protect its own Confidential Information.

F. Recipient hereby agrees that it shall disclose Confidential Information of Discloser only to those of its officer(s), manager(s), and/or employee(s) who need to know such information and certifies that such officer(s), manager(s), and/or employee(s) have previously agreed, either as a condition of employment or in order to obtain the Confidential Information, to be bound by terms and conditions substantially similar to those of this Agreement.

G. Recipient will immediately give notice to Recipient of any unauthorized use or disclosure of the Confidential Information. Recipient agrees to assist Recipient in remedying any such unauthorized use or disclosure of the Confidential Information.

H. Upon the request of Discloser and/or termination of this Agreement, the Recipient will promptly return all confidential information furnished hereunder and all copies thereof.

I. Remedies. In the event of a breach or a threatened breach of any of the Provisions and/or Covenants set forth in this Section 9 of the Agreement above (the ''Covenants''), Discloser will, in addition to the remedies provided by law, have:

(a) the right and remedy to have the Covenants specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any material breach of any of the Covenants will cause irreparable injury to Discloser and that money damages will not provide an adequate remedy to Discloser; and

(b) the right and remedy to require a person to account for and pay over to Discloser all compensation, profits, moneys, accruals, increments or other benefits (collectively the ''Benefits'') derived or received by Recipient as a result of any transactions constituting a breach of any of the Covenants, and Recipient hereby agrees to account for and pay over the Benefits to Discloser.

J. The obligations of the parties set forth in this paragraph 9 of this Agreement shall survive the termination of this Agreement.

10. PUBLICITY

The Parties agree that all publicity and public announcements concerning the formation and existence of this Agreement shall be jointly planned and coordinated by and among the Parties. Neither party shall disclose any of the specific terms of this Agreement to any third party without the prior written consent of the other party, which consent shall not be withheld unreasonably. Notwithstanding the foregoing, any party may disclose information concerning this Agreement as required by the rules, orders, regulations, subpoenas or directives of a court, government or governmental agency, after giving prior notice to the other party.

11. EFFECT OF TERMINATION

Upon termination or expiration of this Agreement, all rights granted to the Direct Medical and IMedicor shall forthwith revert to the granting party.

12. FORCE MAJEURE

Neither party will be liable for, or will be considered to be in breach of or default under this Agreement on account of, any delay or failure to perform as required by this Agreement as a result of any causes or conditions that are beyond such Party's reasonable control and that such Party is unable to overcome through the exercise of commercially reasonable diligence. If any force majeure event occurs, the affected Party will give prompt written notice to the other Party and will use commercially reasonable efforts to minimize the impact of the event.

13. NOTICES

A. Any notice required to be given pursuant to this Agreement shall be in writing and mailed by certified or registered mail, return receipt requested or delivered by a national overnight express service.

For IMedicor:
Fred Zolla, CEO
IMedicor, Inc.
523 Avalon Gardens Drive
Nanuet, New York 10954
United States of America

For the Direct Medical:

                                                Marian Bartosiewicz, President
Direct Medical Solutions Corp,
5 Colby Way
Avon, CT 06001

B. Either party may change the address to which notice or payment is to be sent by written notice to the other party pursuant to the provisions of this paragraph.

14. JURISDICTION DISPUTES

A. This Agreement shall be governed by the internal laws State of New York.

B. All disputes hereunder shall be resolved in the applicable state or federal courts in County of Rockland in the State of New York. The parties consent to the jurisdiction of such courts, agree to accept service of process by mail, and waive any jurisdictional or venue defenses otherwise available.

15. AGREEMENT BINDING ON SUCCESSORS

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their heirs, administrators, successors and assigns.

16. WAIVER

No waiver by either party of any default shall be deemed as a waiver of any prior or subsequent default of the same or other provisions of this Agreement.

17. SEVERABILITY

If any provision hereof is held invalid or unenforceable by a court of competent jurisdiction, such invalidity shall not affect the validity or operation of any other provision and such invalid provision shall be deemed to be severed from the Agreement.

18. ASSIGNABILITY

The license granted hereunder is specific to the Direct Medical and may not be assigned by any act of the Direct Medical or by operation of law unless with the written consent of IMedicor.

19. INTEGRATION

This Agreement constitutes the entire understanding of the parties, and revokes and supersedes all prior Agreements between the parties and is intended as a final expression of their Agreement. It shall not be modified or amended except in a writing signed by the parties hereto and specifically referring to this Agreement. This Agreement shall take precedence over any other documents which may be in conflict therewith.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have each executed this agreement on the day indicated.

Direct Medical Solutions Corp	IMedicor, Inc.

By: /s/ Marian Bartosiewicz	By: /s/ Fred Zolla
Marian Bartosiewicz, President	Fred Zolla, CEO